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                                                                  Exhibit (h)(9)

                             CALAMOS ADVISORS TRUST

               AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

     This is an amendment ("Amendment") to the Transfer Agent Servicing Agreement ("Agreement") dated as of September 11, 2000, by and between Calamos Advisors Trust ("Trust"), a business trust organized under the laws of the commonwealth of Massachusetts and U.S. Bancorp Fund Services, LLC (formerly Firstar Mutual Fund Services, LLC)("U.S. Bancorp"), a Wisconsin limited liability company.

     In consideration of the mutual covenants and agreements contained herein, the parties agree to the following amendments to the Agreement:

The following language is added to Exhibit A to the Agreement:

     U.S. Bancorp shall bear all expenses associated with demand deposit accounts maintained by U.S. Bancorp with financial institutions from time for the receipt and disbursement of monies paid by, or payable to, investors in the series of the Trust pursuant to this Agreement and shall be entitled to retain any earnings credits or other income arising from those accounts.

     All other terms of the Agreement shall remain in full force and effect. If the terms of the Agreement and this Amendment conflict, the terms of this Amendment shall govern.

     Each party represents that the undersigned has full power and authority to execute this Amendment and bind such party according to the terms herein.

Dated: 12/29/05

CALAMOS ADVISORS TRUST                  U.S. BANCORP FUND SERVICES LLC


By: /s/ James S. Hamman, Jr.            By: /s/ Ian Martin
    ---------------------------------       ------------------------------------
Title: Secretary                        Title: Senior Vice President